EXHIBIT O

                          OTHER INFORMATION REGARDING
                        T. ROWE PRICE ASSOCIATES, INC.

       The directors and principal executive officer of T. Rowe Price Associates, Inc. and their principal occupations are as shown below. The business address of each such person, unless otherwise indicated, is 100 East Pratt Street, Baltimore, Maryland 21202.


NAME AND POSITION WITH
PORTFOLIO MANAGER             PRINCIPAL OCCUPATION
----------------------        --------------------

George J. Collins             Retired.
Director

James E. Halbkat, Jr.         President of U.S. Monitor Corporation.
Director
P.O. Box 23109
Hilton Head Island,
SC  29925

Richard L. Menchel            Limited Partner of the Goldman Sachs Group L.P.
Director
85 Broad Street
2nd Floor
New York, NY  10004

John W. Rosenblum             Dean of Jepson School of Leadership Studies at
Director                      the University of Richmond; Director of:
University of Richmond        Chesapeake Corporation, Camdus Communications
Richmond, VA  23173           Corp., Comdial Corporation, and Cone Mills
                              Corporation.

Robert L. Stickland           Chairman of Loew's Companies, Inc.; Director of
Director                      Hannaford Bros., Co.
604 Two Piedmont Plaza
Building
Winston-Salem, NC  27104

Philip C. Walsh               Consultant to Cyprus Annex Minerals Company
Director
Pleasant Valley
Peapack, NJ  07977

Anne Marie Whittemore         Partner of the law firm of McGuire, Woods,
Director                      Battle & Booth; Director of:  Owens and Minor,
One James Center              Inc., USF&G Corporation, the James River
Richmond, VA  23219           Corporation and Albemarle Corporation.

James S. Riepe                Director of Price-Fleming.
Vice-Chairman of the Board,
Director and Managing
Director

George A. Roche               Director of Price-Fleming.
Chairman of the Board,
President and Director

M. David Testa                Chairman of the Board of Price-Fleming.
Vice-Chairman of the Board,
Director and Managing
Director

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NAME AND POSITION WITH
PORTFOLIO MANAGER             PRINCIPAL OCCUPATION
----------------------        --------------------
Henry H. Hopkins              Vice President of Price-Fleming.
Director and Managing
Director

Jame A. C. Kennedy III        Managing Director of T. Rowe Price Associates,
Director and Managing         Inc.
Director

John H. Laport, Jr.           Managing Director of T. Rowe Price Associates,
Director and Managing         Inc.
Director

William T. Reynolds           Managing Director of T. Rowe Price Associates,
Director and Managing         Inc.
Director

Brian C. Rogers               Managing Director of T. Rowe Price Associates,
Director and Managing         Inc.
Director

Alvin M. Younger, Jr.         Secretary and Treasurer of Price-Fleming.
Chief Financial Officer,
Managing Director,
Secretary and Treasurer

     T. Rowe Price Associates, Inc. also acts as investment adviser to several registered investment companies having similar investment objectives and policies to those of the Fully Managed Series. For its services to each such investment company, T. Rowe Price Associates, Inc. is paid a management fee consisting of two elements: a "group" fee and an "individual" fund fee. The "group" fee varies and is based on the combined net assets of certain funds distributed by T. Rowe Price Investment Services, Inc., other than institutional or "private label" products, and funds managed and sponsored by
T. Rowe Price Associates, Inc. (excluding T. Rowe Price Index Trust, Inc.) or by Rowe Price-Fleming International, Inc. (excluding Institutional International Funds, Inc.) (the "Combined Price Funds"). Each such investment company pays, as its portion of the "group" fee, an amount equal to the ratio of its daily net assets to the daily net assets of all the Combined Price Funds. Each investment company pays a flat "individual" fund fee based on its net assets. The table below set forth the current "group" fee rate schedule at various asset levels of the Combined Price Funds:

               0.480% of the first $1 billion
               0.450% of the next $1 billion
               0.420% of the next $1 billion
               0.390% of the next $1 billion
               0.370% of the next $1 billion
               0.360% of the next $2 billion
               0.350% of the next $2 billion
               0.340% of the next $5 billion
               0.330% of the next $10 billion
               0.320% of the next $10 billion
               0.310% of the next $16 billion
               0.305% of next $30 billion
               0.300% thereafter

     T.Rowe Price also acts as investment advisor to several registered investment companies ("Subadvised Mutual Funds") having similar investment objectives and policies to those of the Fully Managed Series. For this purpose, the Subadvised Mutual Funds are mutual funds that are not sponsored by T. ROwe Price.

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      The  table  below sets forth the name of each investment company  having similar investment objectives and policies to The Fully Managed Series, the annual rate of compensation (i.e. for the Price Funds the "individual" fee charged by T. Rowe Price Associates, Inc. as a percentage of average daily net assets and for the Subadvised Mututal Funds, the fee T. Rowe Price is paid for services as subadvisor to the respective portfolio)m and net assets as of June 30, 1997.


NAME OF INVESTMENT           APPROXIMATE        INDIVIDUAL
REIMBURSEMENT
COMPANY                      NET ASSETS         FUND FEE
------------------           --------------     ----------
T. Rowe Price Capital
  Appreciation Fund          $1,024,400,000      0.30%(1)

Penn Series Fund, Inc.
  Flexibly managed Fund      $  455,000,000      0.79%

Ohio National Fund, Inc.
  Capital Appreciation       $  419,323,081      0.70% of the first $5 million
                                                 0.50% in excess of $5 million

(1) Individua Fund Fee is subject to performance adjustment. The Performance Fee Adjustment is based on the performance of the Fund relative to the Standard & Poor's 500 Index. Effective November 1, 1998, there will be no Performance Fee Adjustment.




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